eHealth, Inc. Announces Fourth Quarter and Fiscal Year 2021 Results

SANTA CLARA, California — March 1, 2022 — eHealth, Inc. (Nasdaq: EHTH), a leading private online health insurance marketplace, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter 2021 Overview
$243.5M	$(32.2)M	$28.2M
REVENUE	GAAP NET LOSS	ADJUSTED EBITDA (1) (2)

(18)%	YoY	+53%	YoY	$908M
MEDICARE ADVANTAGE APPROVED MEMBERS		MAJOR MEDICARE (3) APPLICATIONS SUBMITTED ONLINE UNASSISTED		COMMISSIONS RECEIVABLE BALANCE

Fourth Quarter 2021 Highlights
•Fourth quarter financial results reflected the impact of our enrollment quality initiatives on telephonic conversion rates.
•Revenue for the fourth quarter of 2021 was $243.5 million, a 17% decrease compared to $293.3 million for the fourth quarter of 2020.
•Medicare Advantage constrained LTVs increased 7% compared to the fourth quarter of 2020. The independent actuarial experts validated our quarter-end commissions receivable balance and were comfortable with our process for estimating product LTVs.
•GAAP net loss for the fourth quarter of 2021 was $32.2 million reflecting a $46.3 million impairment charge related to our goodwill and intangible assets.
•Adjusted EBITDA(1)(2) was $28.2 million for the fourth quarter of 2021 compared to $86.7 million for the fourth quarter of 2020.
•Online unassisted business continued to scale with 53% growth in approved members for Medicare Advantage and Medicare Supplement combined, accompanied by an increase in online conversion rates compared to the fourth quarter of 2020.
•Estimated Medicare Advantage membership and total Medicare membership as of December 31, 2021 grew 19% and 10%, respectively, compared to December 31, 2020.
•Cash collections per Medicare member grew 19% in 2021 compared to 2020.

2022 Transformation Initiatives
We plan to implement a multi-year transformation initiative to right-size our cost structure and drive future profitability. These initiatives include targeted reductions in fixed expenses and vendor-related spend outside of mission critical areas, as well as changes to variable cost management. Through this program, we expect to achieve ongoing significant cost savings while preserving our competitive edge and focusing on initiatives with highest in-period returns on investment.
CEO Comments
Today marks four months since I became CEO of eHealth. My conviction in the company’s value proposition and mission of connecting Americans with quality, affordable health insurance remains steadfast. And I continue to believe that we have a tremendous opportunity ahead of us and the ability to capture it. At the same time, after completing a thorough review of the company’s operations, I see many opportunities for significant improvement in critical areas. We are implementing a number of changes to make our demand generation and fulfillment model more effective and profitable while continuing to perform within the new framework of heightened focus on enrollment quality. The cost transformation program, combined with the infusion of capital that we announced yesterday, are important elements in ensuring our success as we implement these critical initiatives to course correct eHealth’s business in 2022 and return to profitable growth on a substantially improved operational foundation in 2023.

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(1)See the Non-GAAP Financial Information section for definitions of our non-GAAP financial measures. We revised the definition of Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA in the second quarter of 2021 to exclude the impact from the convertible preferred stock issued on April 30, 2021.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $3.8 million and $2.4 million for the fourth quarter 2021 and 2020, respectively, and $12.9 million and $7.8 million for the year ended December 31, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.
(3)Major Medicare plans include Medicare Advantage and Medicare Supplement plans.

Term Loan Credit Agreement
On February 28, 2022, we entered into a new term loan credit agreement with Blue Torch Finance LLC and other lenders, which provided us with a $70 million term loan. In connection with entering into the term loan credit agreement, we terminated our credit agreement with Royal Bank of Canada and other lenders. The Company has engaged Guggenheim Securities, LLC as its financial advisor in connection with certain financing matters, including the term loan credit agreement. For additional information about the terms of our new term loan credit agreement, please refer to our Current Report on Form 8-K filed on February 28, 2022.

GAAP — Fourth Quarter of 2021 Results

(In thousands, except per share amounts)	Q4 2021	Q4 2020
Total Revenue	$243,514	$293,316
Total Commission Revenue	217,053	254,203
Segment Revenue
Medicare	230,584	269,871
Individual, Family and Small Business	12,930	23,445
Segment Profit (1)
Medicare	34,062	84,794
Individual, Family and Small Business	7,229	16,162
Income (loss) from operations	(33,633)	79,393
Net income (loss)	(32,152)	59,873
Net income (loss) attributable to common stockholders	(39,306)	59,873
Diluted net income (loss) attributable to common stockholder per share	(1.45)	2.20
Net cash provided by (used in) operating activities	(102,301)	(96,901)
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(1)During the first quarter of 2021, we modified the calculation of segment profit (loss) to exclude the amortization of capitalized software development cost. The amortization of capitalized software development costs were $3.8 million and $2.4 million for the fourth quarter 2021 and 2020, respectively, and $12.9 million and $7.8 million for the year ended December 31, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

Total commission revenue for the fourth quarter of 2021 decreased 15% compared to the same period in 2020 due to a $27.0 million decrease in Medicare segment commission revenue and a $10.1 million decrease in Individual, Family and Small Business segment commission revenue.

The decrease in the Medicare segment commission revenue was primarily due to a 15% decrease in approved members, partially offset by an increase in lifetime values of Medicare Advantage plans for the fourth quarter of 2021, compared to the same period in 2020. The decrease in total Medicare approved members was primarily attributable to a decline in telesales conversion rate, partially offset by the growth of our online applications.

The decrease in Individual, Family and Small Business segment commission revenue was due primarily to a decrease in net adjustment revenue and a 4% decrease in approved individual and family plan members, partially offset by an increase in lifetime value of our individual and family health plan products compared to the same period in 2020.

GAAP — Full Year 2021 Results

(In thousands, except per share amounts)	Year Ended December 31, 2021	Year Ended December 31, 2020
Total Revenue	$538,199	$582,774
Total Commission Revenue	493,119	508,189
Segment Revenue
Medicare	471,217	516,762
Individual, Family and Small Business	66,982	66,012
Segment Profit (Loss) (1)
Medicare	(12,079)	108,787
Individual, Family and Small Business	45,705	40,315
Income (loss) from operations	(125,645)	53,323
Net income (loss)	(104,375)	45,450
Net income (loss) attributable to common stockholders	(122,942)	45,450
Diluted net income (loss) attributable to common stockholders per share	(4.59)	1.68
Net cash used in operating activities	(162,622)	(107,860)

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(1)During the first quarter of 2021, we modified the calculation of segment profit (loss) to exclude the amortization of capitalized software development cost. The amortization of capitalized software development costs were $3.8 million and $2.4 million for the fourth quarter 2021 and 2020, respectively, and $12.9 million and $7.8 million for the year ended December 31, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

Total commission revenue for the year ended December 31, 2021 decreased 3% compared to the same period in 2020 due to a $17.1 million decrease in Medicare segment commission revenue, partially offset by a $2.0 million increase in Individual, Family and Small Business segment commission revenue.

The decrease in commission revenue from the Medicare segment was driven by a decrease in net adjustment revenue and a decline in Medicare Supplement plan approved members for the year ended December 31, 2021 compared to 2020, partially offset by an increase in the approved members and estimated constrained LTV for Medicare Advantage plans.

The increase in commission revenue from the Individual, Family and Small Business segment was primarily driven by a 28% increase in individual and family plan approved members and an increase in adjustment revenue in this segment compared to a year ago.

Non-GAAP(1) — Fourth Quarter of 2021 Results

(In thousands, except per share amounts)	Q4 2021	Q4 2020
Non-GAAP net income	$13,122	$63,056
Non-GAAP diluted net income per share	0.49	2.32
Adjusted EBITDA(2)	28,172	86,668
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(1)See the Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $3.8 million and $2.4 million for the fourth quarter of 2021 and 2020, respectively, and $12.9 million and $7.8 million for the year ended December 31, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

Non-GAAP net income for the fourth quarter of 2021 was $13.1 million, or $0.49 non-GAAP net income per diluted share, compared to non-GAAP net income of $63.1 million, or $2.32 non-GAAP net income per diluted share, for the fourth quarter of 2020, primarily attributable to a decline in revenue and a 5% increase in non-GAAP operating expense driven by higher marketing and advertising expenses and customer care and enrollment expenses in preparation for the annual enrollment period and reflective of our enrollment quality measures.

Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2021 are calculated by excluding $46.3 million of impairment charges, $4.6 million of paid-in-kind dividends and $2.6 million change in preferred stock redemption value (both related to the private placement with H.I.G. Capital), $8.0 million of stock-based compensation expense, $1.9 million of restructuring and reorganization charges, $0.1 million of amortization of intangible assets, and $11.0 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share. We recorded $46.3 million impairment charges related to our goodwill and intangible assets in the fourth quarter of 2021 primarily due to the recent change in our market valuation and financial performance.

Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2020 are calculated by excluding $3.5 million of stock-based compensation expense, $0.3 million of amortization of intangible assets and $0.6 million of the income tax effect of these non-GAAP adjustments from GAAP net income attributable to common stockholders and GAAP net income attributable to common stockholders per diluted share.

Adjusted EBITDA for the fourth quarter of 2021 decreased compared to the fourth quarter of 2020 primarily due to an increase in non-GAAP operating expense and a decline in revenue.

Non-GAAP(1) — Full Year 2021 Results

(In thousands, except per share amounts)	Year Ended December 31, 2021	Year Ended December 31, 2020
Non-GAAP net income (loss)	$(37,309)	$65,595
Non-GAAP diluted net income (loss) per share	(1.40)	2.43
Adjusted EBITDA(2)	(22,699)	91,438
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(1)See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $3.8 million and $2.4 million for the fourth quarter of 2021 and 2020, respectively, and $12.9 million and $7.8 million for the year ended December 31, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

Non-GAAP net loss for the year ended December 31, 2021 was $37.3 million, or $1.40 non-GAAP net loss per diluted share, compared to non-GAAP net income of $65.6 million, or $2.43 non-GAAP net income per diluted share, for the same period in 2020, primarily attributable to a 15% increase in non-GAAP operating expense due to our enrollment quality initiatives and preparation for the annual enrollment period and a decrease in revenue.

Non-GAAP net loss and non-GAAP net loss per diluted share for the year ended December 31, 2021 were calculated by excluding $46.3 million of impairment charges, $12.2 million of paid-in-kind dividends, $6.4 million change in preferred stock redemption value, $32.9 million of stock-based compensation expense, $4.9 million of restructuring and reorganization charges, $0.5 million of amortization of intangible assets, and $17.5 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share. We recorded $46.3 million impairment charges related to our goodwill and intangible assets in the year ended December 31, 2021 primarily due to the recent change in our market valuation and financial performance.

Non-GAAP net income and non-GAAP net income per diluted share for the year ended December 31, 2020 were calculated by excluding $25.2 million of stock-based compensation expense, $1.5 million of amortization of intangible assets and $6.5 million of the income tax effect of these non-GAAP adjustments from GAAP net income attributable to common stockholders and GAAP net income attributable to common stockholders per diluted share.

Adjusted EBITDA for the year ended December 31, 2021 decreased compared to the same period in 2020 primarily due to an increase in non-GAAP operating expense and a decrease in revenue.

Selected Metrics Highlights — Fourth Quarter of 2021 Results

	Q4 2021	Q4 2020
Approved Members
Medicare	239,934	281,044
Individual and Family	13,692	14,281
New Paying Members
Medicare	139,784	172,365
Individual and Family	5,697	4,137
Online Submission %(1) – Major Medicare(2)	58%	43%
Unassisted Online Submission % – Major Medicare(2)	24%	13%
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(1)Online submission % represents a combination of unassisted and partially agent-assisted online applications.
(2)Major Medicare plans include Medicare Advantage and Medicare Supplement plans.

Medicare approved members decreased 15% in the fourth quarter of 2021 compared to the fourth quarter of 2020, due primarily to an 18% decrease in Medicare Advantage approved members as a result of lower than expected telephonic conversion rates. Approved members for individual and family plan major medical products decreased 4% in the fourth quarter of 2021 compared to the fourth quarter of 2020, due primarily to a 12% decrease in non-qualified health plan approved members, partially offset by 11% increase in qualified health plan approved members.

Medicare new paying members decreased 19% in the fourth quarter of 2021 compared to the fourth quarter of 2020, due primarily to a 20% decrease in Medicare Advantage new paying members. Individual and family plan new paying members increased 38% in the fourth quarter of 2021 compared to the fourth quarter of 2020, primarily driven by a 66% increase in qualified health plan new paying members.

Online application submission for Major Medicare applications increased to 58% in the fourth quarter of 2021 compared to 43% in the same quarter in 2020 as our online business continued to scale driven by enhanced user experience and favorable conversion rates on our ecommerce platform. Our unassisted online application submissions represented 24% of Major Medicare applications in the fourth quarter of 2021 compared to 13% in the same quarter in 2020.

Selected Metrics Highlights — Full Year 2021 Results

	Year Ended December 31, 2021	Year Ended December 31, 2020
Approved Members
Medicare	501,070	502,560
Individual and Family	42,711	33,328
New Paying Members
Medicare	457,449	465,398
Individual and Family	40,658	30,657
Estimated Membership	1,346,375	1,285,346

Medicare approved members remained flat in 2021 compared to 2020 due to a 3% growth in Medicare Advantage plan members, offset by a decrease in Medicare Supplement and Medicare Part D plan members. The increase in approved Medicare Advantage members was primarily due to our investments in customer care and enrollment and marketing, and an increase in online enrollment, partially offset by a decline in telesales conversion rate during the second half of 2021. Approved members for individual and family plan products increased 28% during the year ended December 31, 2021 compared to the same period in 2020, driven by a 57% increase in qualified health plan approved members and an 8% increase in non-qualified health plan approved members.

Medicare total new paying members declined 2% in 2021 compared to 2020, due primarily to a 38% decrease in Medicare Part D prescription drug plan new paying members and a 29% decrease in Medicare Supplement plan new paying members, partially offset by a 13% increase in Medicare Advantage plan new paying members. Individual and family plan new paying members grew 33% in 2021 compared to 2020 due to a 55% increase in new paying members for qualified plans and an 18% increase in new paying members for non-qualified plans.

Estimated membership was 1,346,375 at the end of the fourth quarter of 2021, an increase of 5% compared to estimated membership at the end of the fourth quarter of 2020, primarily driven by a 10% increase in Medicare estimated membership including a 19% increase in Medicare Advantage estimated membership.

Convertible Preferred Stock

On April 30, 2021, we issued and sold 2.25 million shares of Series A Preferred Stock, par value $0.001 per share, at an aggregate purchase price of $225.0 million to an investment vehicle of H.I.G. Capital in a private placement. This transaction resulted in net proceeds of $214.0 million.

During the fourth quarter of 2021, we accrued paid-in-kind dividends on the Series A Preferred Stock at 8% per annum equal to $4.6 million and recognized $2.6 million of accretion due to the redemption feature available to H.I.G. Capital at the sixth anniversary of the closing of this transaction. These charges were recorded as a reduction of our retained earnings and had no impact on GAAP net loss, which was $32.2 million, for the fourth quarter of 2021. However, as the Series A Preferred Stock is considered a participating security, both of these charges impacted net loss attributable to common stockholders and net loss attributable to common stockholders per share. For the fourth quarter of 2021, GAAP net loss attributable to common stockholders was $39.3 million, or $1.45 per share.

2022 Guidance
Based on information available as of March 1, 2022, we are providing guidance for the full year ending December 31, 2022. These expectations are forward-looking statements and we assume no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in eHealth’s annual and quarterly reports filed with the Securities and Exchange Commission.

The following guidance is for the full year ending December 31, 2022:

•Total revenue is expected to be in the range of $448.0 million to $470.0 million.
•GAAP net loss is expected to be in the range of $147.0 million to $124.0 million.
•Adjusted EBITDA(1) is expected to be in the range of $(64.0) million to $(37.0) million.
•Total cash outflow, excluding the impact of our $70 million term loan and associated costs, is expected to be in the range of $140.0 million to $120.0 million.

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(1)	See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.

Webcast and Conference Call Information
A webcast and conference call will be held today, Tuesday, March 1, 2022 at 8:30 a.m. Eastern / 5:30 a.m. Pacific Time. The live webcast and supporting presentation slides will be available on the Investor Relations section of eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 7376355. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 7376355. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (Nasdaq: EHTH) operates a leading online health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 200 health insurance carriers across fifty states and the District of Columbia.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding trends in our business, our transformation initiatives, our expectations regarding cost savings and returns on investment, our estimates regarding total membership, Medicare membership, individual and family plan membership and ancillary and small business membership, our estimates regarding constrained lifetime values of commissions per approved member by product category, our estimates regarding costs per approved member, and our 2022 annual guidance on total revenue, GAAP net loss, adjusted EBITDA, and total cash outflow.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, we are required by Accounting Standards Codification 606 — Revenue from Contracts with Customers to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this press release carefully.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to retain existing members and enroll new members during the annual healthcare open enrollment period, the Medicare annual enrollment periods and other special enrollment periods; changes in laws, regulations and guidelines, including in connection with healthcare reform or with respect to the marketing and sale of Medicare plans; competition from government-run health insurance exchanges and other sources; the seasonality of our business and the fluctuation of our operating results; our ability to accurately estimate membership, lifetime value of commissions and commissions receivable; changes in product offerings among carriers on our ecommerce platform and the resulting impact on our commission revenue; our ability to execute on our strategy in the Medicare market; the continued impact of the COVID-19 pandemic on our operations, business, financial condition and growth prospects, as well as on the general economy; changes in our management and key employees; exposure to security risks and our ability to safeguard the security and privacy of confidential data; our relationships with health insurance carriers; the success of our carrier advertising and sponsorship program; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train, retain and ensure the productivity of licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; changes in the market for private health insurance; consumer satisfaction of our service and actions we take to improve the quality or enrollments; changes in member conversion rates; changes in commission rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy-eligible individuals through government-run health insurance exchanges; our ability to maintain and enhance our brand identity; our ability to derive desired benefits from investments in our business, including membership growth and retention initiatives; reliance on marketing partners; the impact of our direct-to-consumer email, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; the restrictions in our debt obligations; the restrictions in our investment agreement with H.I.G; our ability to raise additional capital; compliance with insurance and other laws and regulations; the outcome of litigation in which we are involved; and the performance, reliability and availability of our information technology systems, ecommerce platform and underlying network infrastructure. Other factors that could cause operating, financial and other results to differ are described in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of our website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with non-GAAP financial measures, including non-GAAP net income (loss); non-GAAP net income (loss) per diluted share; and adjusted EBITDA.

•Non-GAAP net income (loss) consists of GAAP net income (loss) attributable to common stockholders excluding the following items:
▪paid-in-kind dividends for preferred stock and change in preferred stock redemption value (together "impact from preferred stock"),
▪the effects of expensing stock-based compensation related to stock options and restricted stock units,
▪restructuring and reorganization charges,
▪amortization of intangible assets,
▪impairment charges,
▪other non-recurring charges (as noted below), and
▪the income tax impact of non-GAAP adjustments.

•Non-GAAP net income (loss) per diluted share consists of GAAP net income (loss) attributable to common stockholder per diluted share excluding the following items:
▪impact from preferred stock,
▪the effects of expensing stock-based compensation related to stock options and restricted stock units per diluted share,
▪restructuring and reorganization charges per diluted share,
▪amortization of intangible assets per diluted share,
▪impairment charges,
▪other non-recurring charges (as noted below) per diluted share, and
▪the income tax impact of non-GAAP adjustments per diluted share.

•Adjusted EBITDA(1) is calculated by excluding the impact from preferred stock, interest income and expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, restructuring and reorganization charges, amortization of intangible assets, impairment charges, other income (expense), net, and other non-recurring charges to GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles.
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(1)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

eHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provide an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and adjusted EBITDA are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs, amortization of intangible assets, and depreciation and amortization described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP net income (loss), GAAP net income (loss) attributable to common stockholders and GAAP net income (loss) attributable to common stockholders per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact

Kate Sidorovich, CFA
Senior Vice President, Investor Relations & Strategy
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com
(Tables to Follow)

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$81,926	$43,759
Short-term marketable securities	41,306	49,620
Accounts receivable	5,750	1,799
Contract assets – commissions receivable – current	254,821	219,153
Prepaid expenses and other current assets	23,784	16,661
Total current assets	407,587	330,992
Contract assets – commissions receivable – non-current	653,441	573,252
Property and equipment, net	12,105	14,609
Operating lease right-of-use assets	37,373	42,558
Restricted cash	3,239	3,354
Other assets	33,624	26,455
Intangible assets, net	1,923	8,569
Goodwill	—	40,233
Total assets	$1,149,292	$1,040,022
Liabilities, convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	$13,750	$36,921
Accrued compensation and benefits	16,458	20,542
Accrued marketing expenses	36,384	17,788
Lease liabilities – current	5,543	5,192
Other current liabilities	3,330	3,965
Total current liabilities	75,465	84,408
Deferred income taxes – non-current	50,796	72,317
Lease liabilities – non-current	35,826	41,369
Other non-current liabilities	5,094	4,370
Total liabilities	167,181	202,464
Convertible preferred stock	232,592	—
Stockholders’ equity:
Common stock	39	38
Additional paid-in capital	755,875	721,013
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	193,213	316,155
Accumulated other comprehensive income	390	350
Total stockholders’ equity	$749,519	$837,558
Total liabilities, convertible preferred stock, and stockholders’ equity	$1,149,292	$1,040,022

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Commission	$217,053	$254,203	$493,119	$508,189
Other	26,461	39,113	45,080	74,585
Total revenue	243,514	293,316	538,199	582,774
Operating costs and expenses(1):
Cost of revenue	775	1,923	1,992	4,083
Marketing and advertising	132,528	105,298	271,300	209,340
Customer care and enrollment	57,815	71,870	179,295	172,895
Technology and content	19,804	18,402	83,800	65,188
General and administrative	17,887	16,144	75,699	76,452
Amortization of intangible assets	120	286	536	1,493
Restructuring and reorganization charges	1,874	—	4,878	—
Impairment charges	46,344	—	46,344	—
Total operating costs and expenses	277,147	213,923	663,844	529,451
Income (loss) from operations	(33,633)	79,393	(125,645)	53,323
Other income (expense), net	244	(58)	755	666
Income (loss) before income taxes	(33,389)	79,335	(124,890)	53,989
Provision for (benefit from) income taxes	(1,237)	19,462	(20,515)	8,539
Net income (loss)	(32,152)	59,873	(104,375)	45,450
Paid-in-kind dividends for preferred stock	(4,563)	—	(12,206)	—
Change in preferred stock redemption value	(2,591)	—	(6,361)	—
Net income (loss) attributable to common stockholders	$(39,306)	$59,873	$(122,942)	$45,450

Net income (loss) per share attributable to common stockholders:
Basic	$(1.45)	$2.25	$(4.59)	$1.75
Diluted	$(1.45)	$2.20	$(4.59)	$1.68
Weighted-average number of shares used in per share:
Basic	27,063	26,583	26,781	26,025
Diluted	27,063	27,195	26,781	27,014
_____________ (1) Includes stock-based compensation as follows:
Marketing and advertising	$1,738	$(36)	$8,660	$5,102
Customer care and enrollment	935	961	2,836	2,723
Technology and content	2,530	2,495	10,013	5,460
General and administrative	2,773	30	11,348	11,887
Total stock-based compensation expense	$7,976	$3,450	$32,857	$25,172

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating activities:
Net income (loss)	$(32,152)	$59,873	$(104,375)	$45,450
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,730	1,090	5,430	3,694
Amortization of internally developed software	3,761	2,449	12,901	7,756
Amortization of intangible assets	120	286	536	1,493
Stock-based compensation expense	7,976	3,450	32,857	25,172
Deferred income taxes	(1,388)	19,799	(21,522)	8,817
Impairment charges	46,344	—	46,344	—
Other non-cash items	558	670	1,466	1,091
Changes in operating assets and liabilities:
Accounts receivable	(4,445)	2,055	(3,952)	533
Contract assets – commissions receivable	(151,274)	(188,437)	(116,030)	(205,209)
Prepaid expenses and other assets	12,845	3,218	(7,945)	(6,180)
Accounts payable	3,861	15,490	(23,052)	12,294
Accrued compensation and benefits	(3,965)	(1,598)	(4,083)	(9,036)
Accrued marketing expenses	25,121	11,196	18,596	5,747
Deferred revenue	(10,220)	(26,163)	20	(2,262)
Accrued expenses and other liabilities	(1,173)	(279)	187	2,780
Net cash used in operating activities	(102,301)	(96,901)	(162,622)	(107,860)
Investing activities:
Capitalized internal-use software and website development costs	(4,403)	(3,923)	(16,992)	(16,005)
Purchases of property and equipment and other assets	(311)	(1,297)	(3,865)	(7,751)
Purchases of marketable securities	(14,091)	—	(103,058)	(180,505)
Proceeds from redemption and maturities of marketable securities	42,996	60,228	111,284	130,978
Net cash provided by (used in) investing activities	24,191	55,008	(12,631)	(73,283)
Financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	—	—	214,025	—
Proceeds from issuance of common stock, net of issuance costs	—	—	—	228,024
Net proceeds from exercise of common stock options and employee stock purchases	3,716	364	8,699	1,941
Repurchase of shares to satisfy employee tax withholding obligations	(1,365)	(2,634)	(9,333)	(19,808)
Acquisition-related contingent payments	—	—	—	(8,751)
Principal payments in connection with leases	(24)	(36)	(150)	(157)
Net cash provided by (used in) financing activities	2,327	(2,306)	213,241	201,249
Effect of exchange rate changes on cash, cash equivalents and restricted cash	64	125	64	187
Net increase (decrease) in cash, cash equivalents and restricted cash	(75,719)	(44,074)	38,052	20,293
Cash, cash equivalents and restricted cash at beginning of period	160,884	91,187	47,113	26,820
Cash, cash equivalents and restricted cash at end of period	$85,165	$47,113	$85,165	$47,113

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2021	2020		2021	2020
Revenue
Medicare (1)	$230,584	$269,871	(15)%	$471,217	$516,762	(9)%
Individual, Family and Small Business (2)	12,930	23,445	(45)%	66,982	66,012	1%
Total revenue	$243,514	$293,316	(17)%	$538,199	$582,774	(8)%
Segment profit (loss)
Medicare segment profit (loss) (3)(4)	$34,062	$84,794	(60)%	$(12,079)	$108,787	(111)%
Individual, Family and Small Business segment profit (3)(4)	7,229	16,162	(55)%	45,705	40,315	13%
Total segment profit	41,291	100,956	(59)%	33,626	149,102	(77)%
Corporate (5)	(13,119)	(14,288)	(8)%	(56,325)	(57,664)	(2)%
Stock-based compensation expense	(7,976)	(3,450)	131%	(32,857)	(25,172)	31%
Depreciation and amortization (4)	(5,491)	(3,539)	55%	(18,331)	(11,450)	60%
Amortization of intangible assets	(120)	(286)	(58)%	(536)	(1,493)	(64)%
Impairment charges	(46,344)	—	*	(46,344)	—	*
Restructuring and reorganization charges	(1,874)	—	*	(4,878)	—	*
Other income, net	244	(58)	(521)%	755	666	13%
Income (loss) before income taxes	$(33,389)	$79,335	(142)%	$(124,890)	$53,989	(331)%
__________

* Percentage not meaningful.

Segment Information

We evaluate our business performance and manage our operations as two distinct reporting segments:
•Medicare; and
•Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, fees for the performance of administrative services and to a lesser extent, amounts from our sale of ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision plans, as well as amounts we are paid in connection with our advertising program for marketing and other services.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual, family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, and short-term insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology, and our delivery and sale to third parties of individual and family health insurance plans leads generated by our ecommerce platforms and our marketing activities.

(3)	Segment profit (loss) is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring and reorganization charges, amortization of intangible assets and impairment charges, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring and reorganization charges, amortization of intangible assets and impairment charges, allocated to the applicable segment based on usage.
(4)
During the first quarter of 2021, we revised the calculation of segment profit (loss) by excluding amortization of capitalized software development costs to enhance comparability of our financial metrics with peer companies. The amortization of capitalized software development costs were $3.8 million and $2.4 million for the fourth quarter of 2021 and 2020, respectively, and $12.9 million and $7.8 million for the year ended December 31, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

(5)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE BY PRODUCT
(In thousands, unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2021	2020		2021	2020
Medicare
Medicare Advantage	$184,644	$206,147	(10)%	$393,868	$374,981	5%
Medicare Supplement	8,915	16,142	(45)%	24,272	48,526	(50)%
Medicare Part D	10,314	5,761	79%	7,361	12,909	(43)%
Total Medicare	203,873	228,050	(11)%	425,501	436,416	(3)%
Individual and Family (1)
Non-Qualified Health Plans	3,227	8,228	(61)%	23,579	20,813	13%
Qualified Health Plans	2,091	2,297	(9)%	9,295	5,856	59%
Total Individual and Family	5,318	10,525	(49)%	32,874	26,669	23%
Ancillary
Short-term	1,473	2,770	(47)%	6,112	9,494	(36)%
Dental	890	3,563	(75)%	10,216	9,354	9%
Vision	469	1,668	(72)%	2,250	3,896	(42)%
Other	875	1,699	(48)%	2,776	4,392	(37)%
Total Ancillary	3,707	9,700	(62)%	21,354	27,136	(21)%
Small Business	3,017	2,593	16%	10,720	9,568	12%
Commission Bonus and Other	1,138	3,335	(66)%	2,670	8,400	(68)%
Total Commission Revenue	$217,053	$254,203	(15)%	$493,119	$508,189	(3)%
_______

(1)
We define our Individual and Family plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both qualified and non-qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-qualified health plans are Individual and Family plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase non-qualified health plans cannot receive a subsidy in connection with the purchase of those plans.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE SUMMARY
(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Medicare:
Commission Revenue from Members Approved During the Period	$201,764	$235,392	$437,738	$440,722
Net Commission Revenue from Members Approved in Prior Periods (1)	3,286	(3,301)	(8,414)	5,665
Total Medicare Segment Commission Revenue	205,050	232,091	429,324	446,387
Individual, Family and Small Business:
Commission Revenue from Members Approved During the Period	8,583	7,801	25,078	21,971
Commission Revenue from Renewals of Small Business Members During the Period (2)	2,410	1,722	8,564	6,727
Net Commission Revenue from Members Approved in Prior Periods (1)(2)	1,010	12,589	30,153	33,104
Total Individual, Family and Small Business Segment Commission Revenue	$12,003	$22,112	63,795	61,802
Total Commission Revenue	$217,053	$254,203	$493,119	$508,189
________

(1)
These amounts reflect our revised estimates of cash collections for certain members approved prior to the relevant reporting period that are recognized as net adjustment revenue within the relevant reporting period. The net adjustment revenue includes both increases in revenue for certain prior period cohorts as well as reductions in revenue for certain prior period cohorts.

(2)	Commission revenue from renewals of small business members during the period was previously included in net commission revenue from members approved in prior periods. However, starting in the first quarter of 2021, we enhanced our reporting by separately disclosing commission revenue from renewals of small business members during the period in a separate line item.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
APPROVED AND NEW PAYING MEMBERSHIP
(Unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2021	2020		2021	2020
Approved Members
Medicare Advantage	177,469	217,278	(18)%	399,758	387,652	3%
Medicare Supplement	9,850	13,463	(27)%	28,020	40,551	(31)%
Medicare Part D	52,615	50,303	5%	73,292	74,357	(1)%
Total Medicare	239,934	281,044	(15)%	501,070	502,560	—%
Individual and Family	13,692	14,281	(4)%	42,711	33,328	28%
Ancillary	24,051	32,677	(26)%	97,694	114,946	(15)%
Small Business	3,576	4,615	(23)%	11,432	14,809	(23)%
Total Approved Members	281,253	332,617	(15)%	652,907	665,643	(2)%
New Paying Members
Medicare Advantage	109,927	136,857	(20)%	366,827	324,916	13%
Medicare Supplement	6,284	9,263	(32)%	25,429	35,649	(29)%
Medicare Part D	23,573	26,245	(10)%	65,193	104,833	(38)%
Total Medicare	139,784	172,365	(19)%	457,449	465,398	(2)%
Individual and Family	5,697	4,137	38%	40,658	30,657	33%
Ancillary	20,712	27,652	(25)%	100,068	111,252	(10)%
Small Business	2,262	2,550	(11)%	11,008	14,362	(23)%
Total New Paying Members	168,455	206,704	(19)%	609,183	621,669	(2)%
Approved Members
Approved members represent the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the current period. The applications may be submitted in either the current period or prior periods. Not all approved members ultimately become paying members.
New Paying Members

New paying members consist of approved members from the period presented and any periods prior to the period presented from whom we have received an initial commission payment during the period presented.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP
(Unaudited)

	As of December 31,		% Change
	2021	2020
Medicare (1)
Medicare Advantage	632,574	533,282	19%
Medicare Supplement	101,794	104,188	(2)%
Medicare Part D	225,129	238,503	(6)%
Total Medicare	959,497	875,973	10%
Individual and Family(2)	105,211	116,247	(9)%
Ancillary (3)	235,017	247,355	(5)%
Small Business (4)	46,650	45,771	2%
Total Estimated Membership	1,346,375	1,285,346	5%

_____________

(1)
To estimate the number of members on Medicare-related health insurance plans, we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine through confirmations from a health insurance carrier that a commission payment is delayed or is inaccurate as of the date of estimation, we adjust the estimated membership to also reflect the number of members for whom we expect to receive or to refund a commission payment. Further, to the extent we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.

(2)	To estimate the number of members on Individual and Family plans, we take the sum of (i) the number of Individual and Family plan members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.
(3)
To estimate the number of members on ancillary health insurance plans (such as short-term, dental and vision insurance), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.

(4)	To estimate the number of members on small business health insurance plans, we use the number of initial members at the time the group was approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP (Continued)
(Unaudited)

Estimated Membership
Estimated membership represents the estimated number of members active as of the date indicated based on the estimation methodology above.
Health insurance carriers bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. If we experience a significant variance in historical membership as compared to our initial estimates, we keep the prior period data consistent with previously reported amounts, while we may provide the updated information in other communications. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Various circumstances could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINED LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended December 31,		% Change
	2021	2020
Medicare
Medicare Advantage (1)	$1,017	$949	7%
Medicare Supplement (1)	993	1,121	(11)%
Medicare Part D (1)	197	198	(1)%
Individual and Family
Non-Qualified Health Plans (1)	349	216	62%
Qualified Health Plans (1)	361	299	21%
Ancillary
Short-term (1)	173	189	(8)%
Dental (1)	108	94	15%
Vision (1)	69	64	8%
Small Business (2)	189	172	10%

Constrained Lifetime Value of Commissions Per Approved Member

(1)
Constrained lifetime value (“LTV”) of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s plan after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship. These factors may result in varying values from period to period.

(2)	For small business, the amount represents the estimated commissions we expect to collect from the plan over the following twelve months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship and applied constraints. These factors may result in varying values from period to period.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINTS ON LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended December 31,
	2021	2020
Medicare
Medicare Advantage	7%	7%
Medicare Supplement	9%	5%
Medicare Part D	7%	5%
Individual and Family
Non-Qualified Health Plans	7%	15%
Qualified Health Plans	4%	4%
Certain Ancillary Products
Short-term	20%	20%
Dental	5%	10%
Vision	5%	5%
Other	10%	10%
Small Business	5%	—%

Constraints on Lifetime Value of Commissions Per Approved Member

Constraints are applied to derive LTV of commissions per approved member for revenue recognition in accordance with our revenue recognition policy. The constraints are applied to help ensure that commissions estimated to be collected over the estimated life of an approved member’s plan are recognized as revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate constraints on a quarterly basis for factors affecting our estimate of LTV of commissions per approved member and apply management judgment to determine the constraints based on current trends impacting our business.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
EXPENSE METRICS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended December 31,		% Change
	2021	2020
Medicare:
Estimated customer care and enrollment ("CC&E") cost per approved Medicare Advantage ("MA")-equivalent approved member (1)	$276	$286	(3)%
Estimated variable marketing cost per MA-equivalent approved member (1)	614	401	53%
Total Medicare estimated cost per approved member	$890	$687	30%
Individual and Family Plan ("IFP"):
Estimated CC&E cost per IFP-equivalent approved member (2)	$88	$75	17%
Estimated variable marketing cost per IFP-equivalent approved member (2)	89	133	(33)%
Total IFP estimated cost per approved member	$177	$208	(15)%
_____________

(1)
MA-equivalent approved members is a derived metric with a Medicare Part D approved member being weighted at 25% of a Medicare Advantage member and a Medicare Supplement member based on their relative LTVs at the time of our adoption of Accounting Standards Codification 606 – Revenue from Contracts with Customers (“ASC 606”). We calculate the number of approved MA-equivalent members by adding the total number of approved Medicare Advantage and Medicare Supplement members and 25% of the total number of approved Medicare Part D members during the period presented.

(2)
IFP-equivalent approved members is a derived metric with a short-term approved member being weighted at 33% of a major medical individual and family health insurance plan member based on their relative LTVs at the time of our adoption of ASC 606. We calculate the number of approved IFP-equivalent members by adding the total number of approved qualified and non-qualified health plan members and 33% of the total number of short-term approved members during the period presented.

Expense Metrics Per Approved Member
Marketing initiatives are an important component of our strategy to increase revenue and are primarily designed to encourage consumers to complete an application for health insurance. Variable marketing cost represents direct costs incurred in member acquisition from our direct, marketing partners and online advertising channels. In addition, we incur customer care and enrollment expenses in assisting applicants, including during the enrollment process.

The numerator used to calculate each metric is the portion of the respective operating expenses for marketing and advertising and customer care and enrollment that is directly related to member acquisition for our sale of Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans (collectively, the “Medicare Plans”) and for all IFP plans including individual and family plans and short-term health insurance (collectively, the “IFP Plans”), respectively. The denominator used to calculate each metric is based on a derived metric that represents the relative value of the new members acquired. For Medicare Plans, we call this derived metric Medicare Advantage (“MA”)-equivalent members, and for IFP Plans, we call this derived metric IFP-equivalent members. The calculations for MA-equivalent members and for IFP-equivalent members are based on the weighted number of approved members for Medicare Plans and IFP Plans during the period, with the number of approved members adjusted based on the relative LTV of the product they are purchasing. Since the LTV for any product fluctuates from period to period, the weight given to each product was determined based on their relative LTVs at the time of our adoption of ASC 606. Variable marketing costs exclude fixed overhead costs, such as personnel related costs, consulting expenses, facilities and other operating costs allocated to the marketing and advertising department.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP marketing and advertising expense	$132,528	$105,298	$271,300	$209,340
Stock-based compensation expense (1)	(1,738)	36	(8,660)	(5,102)
Non-GAAP marketing and advertising expense	$130,790	$105,334	$262,640	$204,238

GAAP customer care and enrollment expense	$57,815	$71,870	$179,295	$172,895
Stock-based compensation expense (1)	(935)	(961)	(2,836)	(2,723)
Non-GAAP customer care and enrollment expense	$56,880	$70,909	$176,459	$170,172

GAAP technology and content expense	$19,804	$18,402	$83,800	$65,188
Stock-based compensation expense (1)	(2,530)	(2,495)	(10,013)	(5,460)
Non-GAAP technology and content expense	$17,274	$15,907	$73,787	$59,728

GAAP general and administrative expense	$17,887	$16,144	$75,699	$76,452
Stock-based compensation expense (1)	(2,773)	(30)	(11,348)	(11,887)
Non-GAAP general and administrative expense	$15,114	$16,114	$64,351	$64,565

_______

(1)Non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options, restricted stock awards, performance-based and market-based equity awards, and employee stock purchase plan.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$(39,306)	$59,873	$(122,942)	$45,450
Paid-in-kind dividends for preferred stock	4,563	—	12,206	—
Change in preferred stock redemption value	2,591	—	6,361	—
GAAP net income (loss)	(32,152)	59,873	(104,375)	45,450
Stock-based compensation expense	7,976	3,450	32,857	25,172
Amortization of intangible assets	120	286	536	1,493
Restructuring and reorganization charges	1,874	—	4,878	—
Impairment charges	46,344	—	46,344	—
Tax effect of non-GAAP adjustments	(11,040)	(553)	(17,549)	(6,520)
Non-GAAP net income (loss)	$13,122	$63,056	$(37,309)	$65,595

GAAP net income (loss) attributable to common stockholders per diluted share	$(1.45)	$2.20	$(4.59)	$1.68
Impact from preferred stock	0.26	—	0.69	—
Stock-based compensation expense	0.30	0.13	1.23	0.93
Amortization of intangible assets	—	0.01	0.02	0.06
Restructuring and reorganization charges	0.07	—	0.18	—
Impairment charges	1.71	—	1.73	—
Tax effect of non-GAAP adjustments	(0.40)	(0.02)	(0.66)	(0.24)
Non-GAAP net income (loss) per diluted share	$0.49	$2.32	$(1.40)	$2.43

Net income (loss) attributable to common stockholders	$(39,306)	$59,873	$(122,942)	$45,450
Paid-in-kind dividends for preferred stock	4,563	—	12,206	—
Change in preferred stock redemption value	2,591	—	6,361	—
GAAP net income (loss)	(32,152)	59,873	(104,375)	45,450
Stock-based compensation expense	7,976	3,450	32,857	25,172
Depreciation and amortization (2)	5,491	3,539	18,331	11,450
Amortization of intangible assets	120	286	536	1,493
Restructuring and reorganization charges	1,874	—	4,878	—
Impairment charges	46,344	—	46,344	—
Other (income) expense, net	(244)	58	(755)	(666)
Benefit from income taxes	(1,237)	19,462	(20,515)	8,539
Adjusted EBITDA (2)	$28,172	$86,668	$(22,699)	$91,438
_______

(1)    See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.
(2)    In the first quarter of 2021, we revised our calculation of the adjusted EBITDA to exclude amortization of capitalized software development costs. Amortization of capitalized software development costs were $3.8 million and $2.4 million for the fourth quarter 2021 and 2020, respectively, and $12.9 million and $7.8 million for the year ended December 31, 2021 and 2020, respectively, which are included in depreciation and amortization. See Revised Adjusted EBITDA Reconciliation for additional information.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE (1)
(In millions, except per share amounts, unaudited)

	Full Year 2022 Guidance
	Low	High
GAAP net loss attributable to common stockholders	$(178.0)	$(155.0)
Impact from preferred stock	31.0	31.0
GAAP net loss	(147.0)	(124.0)
Stock-based compensation expense	31.0	31.0
Depreciation and amortization	18.0	18.0
Restructuring and reorganization charges	15.0	15.0
Amortization of intangible assets	49.0	49.0
Other income, net	(1.0)	(1.0)
Benefit from income taxes	(29.0)	(25.0)
Adjusted EBITDA	$(64.00)	$(37.00)

_____________

(1)	See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.

EHEALTH, INC.
REVISED SEGMENT PROFIT SUMMARY
(In thousands, unaudited)

Fiscal Year 2020	Q1			Q2			Q3			Q4
	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
Medicare segment profit (loss) (1)	$21,960	$1,176	$23,136	$13,430	$1,566	$14,996	$(16,010)	$1,871	$(14,139)	$82,583	$2,211	$84,794
Individual, Family and Small Business segment profit (1)	2,603	325	2,928	2,570	168	2,738	18,286	201	18,487	15,924	238	16,162
Total segment profit	24,563	1,501	26,064	16,000	1,734	17,734	2,276	2,072	4,348	98,507	2,449	100,956
Corporate	(13,448)		(13,448)	(14,347)		(14,347)	(15,581)		(15,581)	(14,288)		(14,288)
Stock-based compensation expense	(8,714)		(8,714)	(6,676)		(6,676)	(6,332)		(6,332)	(3,450)		(3,450)
Depreciation and amortization (2)	(823)	(1,501)	(2,324)	(858)	(1,734)	(2,592)	(923)	(2,072)	(2,995)	(1,090)	(2,449)	(3,539)
Amortization of intangible assets	(547)		(547)	(373)		(373)	(287)		(287)	(286)		(286)
Other income (expense), net	373		373	452		452	(101)		(101)	(58)		(58)
Income (loss) before income taxes	$1,404	$—	$1,404	$(5,802)	$—	$(5,802)	$(20,948)	$—	$(20,948)	$79,335	$—	$79,335

REVISED ADJUSTED EBITDA RECONCILIATION
(In thousands, unaudited)

Fiscal Year 2020	Q1			Q2			Q3			Q4
	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
GAAP income (net loss)	$3,452		$3,452	$(3,370)		$(3,370)	$(14,505)		$(14,505)	$59,873		$59,873
Stock-based compensation expense	8,714		8,714	6,676		6,676	6,332		6,332	3,450		3,450
Depreciation and amortization (2)	823	1,501	2,324	858	1,734	2,592	923	2,072	2,995	1,090	2,449	3,539
Amortization of intangible assets	547		547	373		373	287		287	286		286
Other expenses (income), net	(373)		(373)	(452)		(452)	101		101	58		58
Provision for (benefit from) income taxes	(2,048)		(2,048)	(2,432)		(2,432)	(6,443)		(6,443)	19,462		19,462
Adjusted EBITDA (1)	$11,115	$1,501	$12,616	$1,653	$1,734	$3,387	$(13,305)	$2,072	$(11,233)	$84,219	$2,449	$86,668
_______
(1)During the first quarter of 2021, we revised the calculation of segment profit (loss) and adjusted EBITDA by excluding amortization of capitalized software development costs to enhance comparability of our financial metrics with peer companies.
(2)Depreciation and amortization have been adjusted to include amortization of capitalized software development costs.